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Accountants and Business Advisors

February 13, 2004

Via Facsimile and Certified Mail

Mr. Michael Ryan
President and CEO
GILMAN + CIOCIA, INC.
11 Raymond Avenue
Poughkeepsie, NY 12603

Dear Mr. Ryan:

We have audited the consolidated balance sheets of Gilman + Ciocia, Inc. and subsidiaries (the "Company") as of June 30, 2002 and related consolidated statements of operations, cash flows and stockholders' equity for the year then ended ("2002 Gilman + Ciocia Financial Statements"). Our report on the 2002 Gilman + Ciocia Financial Statements is dated December 31, 2002, (except for certain matters discussed in the financial statement footnotes) ("2002 Gilman + Ciocia Auditors' Report").

On February 9, 2004, the Company filed an amended annual report on Form 10-K/A restating the Company's financial statements for the three years ended June 30, 2003 "to correct a timing error in the recording of receivables and the related accrual for commission liabilities relating to asset management services." We were neither asked to consent, nor have we consented, to the inclusion of our 2002 Gilman + Ciocia Auditors' Report in the restatement. Our report was not included in the February 9, 2004 10-K/A filing. We were neither informed of, nor given an opportunity to, investigate the basis for the restatement as it relates to the 2002 Gilman + Ciocia Financial Statements prior to the filing. Grant Thornton LLP hereby advises you that we are withdrawing our 2002 Gilman + Ciocia Auditors' Report and that our report can no longer be relied upon.

We request that you advise those persons who have received a copy of the 2002 Gilman + Ciocia Auditors' Report and who you believe are relying on, or who are likely to rely on, the 2002 Gilman + Ciocia Financial Statements, or any quarterly or other reports issued during the period in which we were the Company's accountants of record, of our notification to you that the 2002 Gilman + Ciocia Auditors' Report should no longer be relied upon. Further, we request that you determine, together with your legal counsel, the necessary disclosures to be made to the Securities and Exchange Commission and any other regulatory body having jurisdiction over the Company. Please provide to us copies of any notifications that you make pursuant to the requests set forth in this paragraph.

Very truly yours,


/s/ Grant Thornton LLP

60 Broad Street
New York, NY 10004
T 212.422.1000
F 212.422.0144
W www.grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International